UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2021

BTCS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55141	90-1096644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue #124, Silver Spring, MD 20910

(Address of Principal Executive Offices, and Zip Code)

(202) 430-6576

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	NA	NA

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On January 1, 2021, Messrs. David Garrity a director, and Charles Allen and Michal Handerhan, executive officers and directors of BTCS Inc. (the “Company”) subscribed for 1,100,000 shares of the Company’s to be designated Series C-2 Convertible Preferred Stock (the “Series C-2”), for a total of $1,100,000 at $1.00 per Share of Series C-2. The Company anticipates receiving funds for the investment and filing the Series C-2 Certificate of Designation with the State of Nevada within 5 days of the filing date of this report. The material terms of the Series C-2 are summarized as follows:

Redemption and Stockholder Approval: Under the terms of the Series C-2, the Company shall call a special meeting of stockholders within 180 days of the initial issuance date seeking stockholder ratification of the issuance of the Series C-2. If the ratification of the issuance is not approved prior to the twelve-month anniversary of the initial issuance date (the “Vote Deadline”), the Series C-2 will be redeemed at a price equal to 107% of (i) the stated value per share, or $1.07 per share, plus (ii) all unpaid dividends thereon. If the Company has filed a proxy with the Securities and Exchange Commission prior to the Vote Deadline and is unable to conduct a vote prior to the Vote Deadline then the Vote Deadline will be extended until such time as the vote is conducted. The Series C-2 will not be entitled to vote on the ratification.

Conversion: Each share of Series C-2 is convertible into shares of the Company’s common stock, par value $0.001 per share, beginning on the two-year anniversary of the initial issuance date at a per-share conversion rate determined by dividing the stated value by $0.17, subject to anti-dilution adjustment provisions described below, if applicable. Further, the Series C-2 automatically converts into shares of common stock upon the earlier of: (i) the four-year anniversary of the initial issuance date, and (ii) the Company’s common stock being listed on a national securities exchange.

Ranking: The Series C-2 ranks senior to the Company’s common stock, and to all other classes and series of equity securities of the Company which by their terms do not rank pari passu or senior to the Series C-2. The Series C-2 is subordinate to and ranks junior to all indebtedness of the Company. The holders of the Series C-2 are entitled to receive dividends or distributions on each share of Series C-2 on an as converted basis.

Voting Rights: If the issuance of the Series C-2 is ratified by the stockholders of the Company, each share of Series C-2 shall vote on an as converted basis with the common stock or other equity securities of the Company on a two vote per one share of common stock basis. The common stock into which the Series C-2 is convertible shall, when issued, have all the same voting rights as other issued and outstanding common stock of the Company.

Anti-Dilution Adjustment: If at any time after the initial issuance date, the Company raises capital equal to or in excess of $5 million by issuing common stock or common stock equivalents, then the following amount will be added to the numerator of the per-share conversion formula: the product of: (i) 0.000002, and (ii) the aggregate amount of all capital raised by the Company after the initial issuance date, subject to a $13 million cap.

The foregoing description of the Series C-2 and investments pursuant to subscription agreements do not purport to be complete and are qualified in their entirety by reference to the provisions of such Certificate of Designations, Preferences and Rights of the Series C-2 (the “Certificate of Designation”) and subscription agreements, forms of which are filed as Exhibits 4.1 and 10.1 to this report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2021, the Board of Directors of the Company approved grants of the following performance-based awards (“Awards”) under the Company’s 2021 Equity Incentive Plan: (i) 12 million stock options with an exercise price of $0.19 (the closing stock price on the last trade date immediately prior to the grant) and (ii) 2.75 million restricted stock units, to Messrs. Allen and Handerhan, directors and executive officers of the Company and Messrs Garrity a director of the Company. Of the Awards, Mr. Allen, was granted 7,500,000 stock options and 2,000,000 restricted stock units, Mr. Handerhan was granted 3,500,000 stock options and 500,000 restricted stock units, Mr. Garrity was granted 1,000,000 stock options and 250,000 restricted stock units. The vesting and exercisability of these Awards, which are subject to stockholder approval, are summarized as follows:

4.8 million options will vest on January 1, 2022 and the remaining options and the restricted stock units will vest based upon the following milestones:

●	1,800,000 options when the trailing 20-day average trading price is greater than or equal to $0.228
●	1,800,000 options when the trailing 20-day average trading price is greater than or equal to $0.274
●	1,800,000 options when the trailing 20-day average trading price is greater than or equal to $0.328
●	1,800,000 options when the trailing 20-day average trading price is greater than or equal to $0.394
●	2,750,000 restricted stock units when the Company lists its Common Stock on the Nasdaq or NYSE

The Company intends to seek stockholder approval for the vesting and exercisability of the foregoing equity incentive plan awards at the same special meeting to be held for the ratification of the Series C-2 issuance described in Item 1.01 of this report.

Item 9.01 Financial Statements and Exhibits.

4.1	Form of Certificate of Designations, Preferences and Rights of the Series C-2 Convertible Preferred Stock
10.1	Form of Subscription Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Date:	January 4, 2021	By:	/s/ Charles W. Allen
		Name:	Charles W. Allen
		Title:	Chief Executive Officer